Exhibit 3.41

SENTINELLE MEDICAL USA INC.

BY-LAWS

ARTICLE I—Offices

1.	Registered Office and Agent. The registered office of the State of Nevada is at CSC Services of Nevada Inc., 502 East John Street, Carson City, Nevada 89706.

The registered agent of the Corporation at such office is CSC Services of Nevada, Inc.

2.	Principal Place of Business. The initial principal place of business of the Corporation is 2009 North 14th Street, Suite 600, Arlington, VA 22201.

3.	Other Places of Business. Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.

ARTICLE II—Shareholders

4.	Shareholder Meetings. Meetings of shareholders shall be held at such time and place as shall be specified in the notice of meeting, in order to elect directors and transact such other business as shall come before the meeting.

5.	Action Without Meeting. The shareholders may act without a meeting by unanimous written consent. Such written consents may be executed together, or in counterparts, and shall be filed in the Minute Book, and may be transmitted in electronic form (including inter alia letter, cable, telex, facsimile, or e-mail).

6.	Quorum. The presence at a meeting in person or by proxy of the holders of shares entitled to cast a majority of the votes shall constitute a quorum.

ARTICLE III—Board of Directors

7.	Number and Term of Office. The Board shall consist of no more than five members and no less than one member. The precise number shall be set by the directors or by the shareholders. Each director shall be elected by the shareholders and shall hold office until that director’s successor shall have been elected and qualified.

8.	Board Meetings. A meeting of the Board may be called at any time by the President or by a majority of the directors for any purpose. Such meetings shall be held upon not less than one day notice if given orally, (either by telephone or in person,) or by email or other electronic communication, or upon not less than 10 days notice if given by depositing the notice in the United States mails, postage prepaid. Such notice shall specify the time and place of the meeting.

9.	Action Without Meeting. The Board may also act without holding a meeting so long as all resolutions of the Board adopted outside of a meeting are agreed in textual form (including inter alia letter, cable, telex, facsimile or e-mail), and all Directors have expressed themselves in favor of the proposal concerned.

10.	Quorum. If the Board consists of more than one director in a year, during that year, a majority of the entire Board shall constitute a quorum for the transaction of business.

11.	Vacancies in Board of Directors. Any vacancy in the Board may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.

12.	Removal of Directors. Any director may be removed for cause or without cause, unless otherwise provided in the Articles of Incorporation, by a majority vote of the shareholders.

13.	Presence at Meetings. Where appropriate communication facilities are reasonably available, any or all directors shall have the right to participate in all or any part of a meeting of the Board or a committee of the Board by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other.

ARTICLE IV—Waivers of Notice

14.	Any notice required by these by-laws, unless otherwise required by the Nevada Revised Statues, may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.

ARTICLE V—Officers

15.	Election. The Board shall elect a President and it may elect such other officers, including a Secretary, Treasurer, and one or more Vice Presidents, as it shall deem necessary. One person may hold two or more offices.

16.	Duties and Authority of President. The President shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he or she shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the President. The President may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business that are authorized, either generally or specifically, by the Board. He shall have the general powers and duties of management usually vested in the office of President of a corporation.

17.	Duties and Authority of a Vice President. A Vice President shall perform such duties and have such authority as from time to time may be delegated to him by the President or by the Board. In the absence of the President or in the event of his death, inability, or refusal to act, the Vice President appointed first in time, if there are two or more Vice Presidents, shall perform the duties and be vested with the authority of the President.

18.	Duties and Authority of Treasurer. The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The Treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the President or the Board.

19.	Duties and Authority of Secretary. The Secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The Secretary shall have charge of the seal of the Corporation. The Secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the President or the Board.

20.	Removal and Resignation of Officers; Filling of Vacancies.

A.	Any officer elected by the Board may be removed by the Board with or without cause. An officer elected by the shareholders may be removed, with or without cause, only by vote of the shareholders but his authority to act as an officer may be suspended by the Board for cause. The removal of an officer shall be without prejudice to his contract rights, if any. Election of an officer shall not of itself create contract rights.

B.	An officer may resign by written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation.

C.	Any vacancy occurring among the officers, however caused, shall be filled by the Board.

ARTICLE VI—Amendments to and effect of By-laws; Fiscal Year

21.	Force and Effect of By-Laws. These by-laws are subject to the provisions of the Nevada Revised Statutes and the Corporation’s Articles of Incorporation, as they may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in the Nevada Revised Statutes or the Articles of Incorporation, the provision of those laws or the Articles of Incorporation shall govern.

22.	Construction of By-Laws. Wherever in these by-law references are made to more than one incorporator, director, or shareholders, they shall, if this is a sole incorporator, director, shareholder corporation, be construed to mean the solitary person; and all provisions dealing with the quantum of majorities or quorums shall be deemed to mean the action by the one person constituting the corporation.

23.	Amendments to By-Laws. These by-laws may be altered, amended, or repealed by the shareholders or the Board. Any by-law adopted, amended, or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such by-law expressly reserves to the shareholders the right to amend or repeal it.

24.	Fiscal Year. The fiscal year of the Corporation shall end on the last day of December of each year.